As filed with the Securities and Exchange Commission on June 12, 2015
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROSETTA STONE INC.
(Exact name of registrant as specified in its charter)

Delaware	043837082
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

1919 North Lynn St., 7th Floor, Arlington, Virginia	22209
(Address of Principal Executive Offices)	(Zip Code)

Rosetta Stone Inc. Amended and Restated 2009 Omnibus Incentive Plan
(Full title of the plan)

Sonia G. Cudd
General Counsel and Secretary
1919 North Lynn Street
7th Floor
Arlington, Virginia 22209
703-387-5800

(Name, address, and telephone number, including area code, of agent for service)

 Copy to:

Amy Bowerman Freed
Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Telephone: (212) 918-8270
Facsimile: (212) 918-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.00005 par value per share	1,200,000	$8.16	$9,792,000	$1,138.00
(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an additional number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the plans as a result of stock splits, stock dividends or similar transactions.
(2) Estimated in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average high and low prices of the Common Stock on June 9, 2015, as reported on the NYSE.

EXPLANATORY NOTE

Rosetta Stone Inc. (the “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register an additional 1,200,000 shares of its Common Stock, par value $0.00005 share (the “Additional Shares”), available for grant under the Rosetta Stone Inc. Amended and Restated 2009 Omnibus Incentive Plan (the “2009 Plan”).   The Board of Directors adopted, and on June 12, 2015, the stockholders of the Registrant approved, an amendment to the 2009 Plan to provide that the Additional Shares be available for issuance under the 2009 Plan.  Following the amendment, a total of 8,577,674 shares of Common Stock are available for issuance under the 2009 Plan (including the 7,377,674 shares previously authorized under the 2009 Plan before June 12, 2015).

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the Registrant’s following Registration Statements, except as otherwise updated or modified in this Registration Statement:  Form S-8 filed with the SEC on December 17, 2014 (File Number 333-201025); Form S-8 filed with the SEC on August 9, 2013 (File Number 333-190528); Form S-8 filed with the SEC on August 8, 2012 (File Number 333-183148); Form S-8 filed with the SEC on March 30, 2012 (File Number 333-180483); Form S-8 filed with the SEC on April 28, 2009 (File Number 333-158828).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 5.    Interests of Named Experts and Counsel.

Not applicable.

ITEM 8.    Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Commonwealth of Virginia, on June 12, 2015.

ROSETTA STONE INC.

By:	/s/ SONIA G. CUDD
Sonia G. Cudd
General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned officers and directors of Rosetta Stone Inc., hereby severally constitute and appoint Thomas M. Pierno and Sonia G. Cudd, and each of them singly (with full power to each of them to act alone), as our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for each of us and in our name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ A. JOHN HASS	Interim President and Chief Executive Officer	June 12, 2015
A. John Hass	(Principal Executive Officer)

/s/ THOMAS M. PIERNO	Chief Financial Officer	June 12, 2015
Thomas M. Pierno	(Principal Financial Officer)

/s/ M. SEAN HARTFORD	Controller and Principal Accounting Officer	June 12, 2015
M. Sean Hartford	(Principal Accounting Officer)

/s/ JAMES P. BANKOFF	Director	June 12, 2015
James P. Bankoff

/s/ LAURENCE FRANKLIN	Director	June 12, 2015
Laurence Franklin

/s/ PATRICK W. GROSS	Director	June 12, 2015
Patrick W. Gross

/s/ A. JOHN HASS	Director	June 12, 2015
A. John Hass

/s/ MARGUERITE W. KONDRACKE	Director	June 12, 2015
Marguerite W. Kondracke

/s/ DAVID NIERENBERG	Director	June 12, 2015
David Nierenberg

/s/ CAROLINE J. TSAY	Director	June 12, 2015
Caroline J. Tsay

/s/ LAURA L. WITT	Director	June 12, 2015
Laura L. Witt

/s/ STEVEN P. YANKOVICH	Director	June 12, 2015
Steven P. Yankovich

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1*	Second Amended and Restated Certificate of Incorporation
4.2*	Second Amended and Restated Bylaws
4.3*	Specimen certificate evidencing shares of common stock
5.1	Opinion of Hogan Lovells US LLP regarding legality of securities being registered
23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm
23.2	Consent of Counsel (contained in Exhibit 5.1)
24.1	Power of Attorney (included as part of signature page to this Registration Statement)
99.1	Rosetta Stone Inc. Amended and Restated 2009 Omnibus Incentive Plan

*     Incorporated by reference to exhibit filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-153632), as declared effective on April 15, 2009.